Exhibit 4.2.1

Associated Content

Associated Content, Inc. 2005 Stock Incentive Plan

NOTICE OF STOCK OPTION GRANT

You have been granted the following option to purchase shares of the COMMON Stock of Associated Content (the “Company”):

Name of Optionee:

Grant ID:

Total Number of Shares:

Type of Option:	☒ Incentive Stock Option (ISO)

☐ Nonstatutory Stock Option (NSO)

Exercise Price per Share:

Date of Grant:

Date Exercisable:	☐ This option may be exercised at any time after the Date of Grant for all or any part of the Shares subject to this option

☒ Only the vested portion of the shares subject to this option may be exercised at any time after the Date of Grant

Vesting Commencement Date:

Vesting Schedule:

Expiration Date:

By signing this stock Option Grant Notice (the “Grant Notice”), you agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions described in the attached Stock Option Agreement and Exhibits thereto, Plan document and “Notice of Exercise and Common Stock Purchase Agreement” (the “Exercise Notice”) (collectively, the “Option Documents”); (b) you hereby make the purchaser’s investment representations contained in the Exercise Notice with respect to the grant of this Option; (c) you understand and agree that this Grant Notice and the Option Documents constitute the entire understanding between you and the Company regarding this Option, and that any prior agreements, commitments or negotiations concerning this Option are replaced and superseded; and (d) you have been given an opportunity to consult legal counsel with respect to all matters relating to this Option prior to signing this Grant Notice and that you have either consulted such counselor voluntarily declined to consult such counsel.

Associated Content	Optionee:

[name]	Signature
[title]

Print Name

Date:

ASSOCIATED CONTENT INC. 2005 STOCK INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

THIS AGREEMENT is entered by and between Associated Content Inc. (the “Company”), and the above named Participant (“Participant”), an Employee of the Company or a Subsidiary thereof.

The Company and Participant agree as follows:

1. PRECEDENCE OF PLAN. This Agreement is subject to and shall be construed in accordance with the terms and conditions of the Associated Content Inc. 2005 Stock Incentive Plan, as amended (the “Plan”), as now or hereinafter in effect. Any capitalized terms that are used in this Agreement without being defined and that are defined in the Plan shall have the meaning specified in the Plan.

2. GRANT OF OPTION. Participant is hereby granted an Incentive Stock Option, within the meaning of Code Section 422 (the “Option”), to purchase Common Stock of the Plan. The number of shares as to which the Option is granted, the purchase price per share, and the expiration date of such Option are set in the Notice of Grant.

3. MANNER OF EXERCISE. Except as provided in this Agreement, the Option shall be exercisable, in whole or in part, from time to time, in the manner provided in Section 6.7 of the Plan.

4. TIME OF EXERCISE. The Option granted hereby shall become vested in and exercisable by Participant in the installments, on the dates and subject to the conditions set forth in vesting schedule in the Notice of Grant; provided, however, that Participant must have been continuously employed by the Company or a Subsidiary thereof from the date of grant of the Option until the date specified in the vesting schedule or until the conditions specified in the vesting schedule have been satisfied.

5. [VESTING UPON CHANGE IN CONTROL. Upon the occurrence of the following events set forth in subsection (a) and (b) below, Participant’s options granted hereunder shall become fully vested and immediately exercisable:

(a) There is a Change in Control as defined in Section 1.4 of the Plan; and

(b) Either of the following:

(i) The Participant is employed by the Company for twelve (12) months after the Change in Control; or

(ii) The Participant experiences a Termination Event as defined in subsection (c) within twelve (12) months after such Change in Control.

(c) A “Termination Event” occurs where, as determined by the Plan Administrator in its sole discretion, there has been, as initiated by the Company or any acquirer of the Company: (i) a material reduction in Participant’s responsibilities, authorities or duties, without regard to any change in title; (ii) an involuntary termination of Participant’s Continuous Service or an elimination of Participant’s job, each, by the Company or any acquirer of the Company and other than by reason of promotion or termination for Cause as defined in the Plan; (iii) a material reduction in Participant’s base salary, except in the event of an across-the-board salary reduction for all executive officers; or (iv) a required relocation of Participant’s office outside of a 10-mile radius of the Company’s current location (or such other place Participant regularly performs Continuous Service), without Participant’s written consent.]

6. STOCK RESTRICTION AGREEMENT. Upon exercise of the Option, Participant shall execute and deliver to the Company a Stock Restriction Agreement in substantially the form attached to this Agreement as Exhibit A. Execution and delivery of the Stock Restriction Agreement prior to the transfer or delivery of any shares and prior to the expiration of the option period shall be a condition precedent to the right to purchase such shares.

7. LOCK-UP. In connection with the first underwritten registered offering of any securities of the Company under the Securities Act, Participant will not sell or otherwise transfer or dispose of any shares of Common Stock acquired upon exercise of this Option, or any shares of Common Stock acquired with respect thereto, during such period following the effective date of the registration statement of the Company filed under the Act as may be requested by the Company or the representative of the underwriters for the Company; provided, however, that such restriction shall apply only if the executive officers and Directors of the Company agree with the representatives of the underwriters not to transfer shares of Common Stock owned by them for the same or a greater period. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

8. NONTRANSFERABILITY OF OPTION. The Option is not transferable by Participant other than by Will or the laws of descent and distribution, and the Option shall be exercisable during Participant’s lifetime only by Participant. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option contrary to the provisions hereof, or upon the levy of any attachment or similar process upon the Option, the Option shall immediately become null and void.

9. GENERAL PROVISIONS.

(a) Withholding for Taxes. Participant shall reimburse the Company, in cash or by certified or bank cashier’s check, for any federal, state or local taxes required by law to be withheld with respect to the exercise of the Option or any disqualifying disposition of the Common Stock acquired upon exercise of the Option. The Company shall have the right to deduct from any salary or other payments to be made to Participant any federal, state or local taxes required by law to be so withheld. The Company’s obligation to deliver a certificate representing the Common Stock acquired upon exercise of the Option is subject to the payment by Participant of any applicable federal, state and local withholding tax.

(b) Amendment. Subject to the terms and conditions of the Plan, the Plan Administrator may modify, extend or renew the Option, or accept the surrender of the Option to the extent not theretofore exercised and authorize the granting of new Options in substitution therefore, except that no such action shall diminish or impair the rights under the Option without the consent of Participant.

(c) Receipt of Plan. By entering into this Agreement, Participant acknowledges (i) that he or she has received and read a copy of the Plan and (ii) that this Agreement is subject to and shall be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect.

(d) Legends. Certificates representing Common Stock acquired upon exercise of this Option may contain such legends and transfer restrictions as the Company shall deem reasonably necessary or desirable, including, without limitation, legends restricting transfer of the Common Stock until there has been compliance with federal and state securities laws and until Participant or any other holder of the Common Stock has paid the Company such amounts as may be necessary in order to satisfy any withholding tax liability of the Company resulting from a disqualifying disposition described in Code Section 422(a).

(e) Not an Employment Contract. This Agreement is not an employment contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the part of Participant to remain in the Continuous Service of the Company, or of the Company to continue Participant in the Continuous Service of the Company.

(f) Effect on Employee Benefits. Participant agrees that the Award will constitute special incentive compensation that will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement, profit sharing or other remuneration plan of the Company unless so provided in such plan.

(g) Confidentiality of Information. By entering into this Agreement, Participant acknowledges that the information regarding the grant of options contained herein is confidential and may not be shared with anyone other than Participant’s immediate family and personal financial advisor.

Notwithstanding the foregoing, Participant (and each representative or agent of Participant) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Participant relating to such tax treatment and tax structure.

(h) Specific Enforcement. Because of the unique value of the Stock, in addition to any other remedies that the Company may have upon the breach of the agreements contained herein, the obligations of Participant shall be specifically enforceable.

(i) Costs of Enforcement. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party of such litigation, as determined by any court of competent jurisdiction in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred therein by such party or parties (including without limitation such costs, expenses and fees on any appeals), and if such successful party shall recover judgment in any action or proceeding, such costs, expenses and attorneys’ fees shall be included as part of the judgment.

(j) Further Action. The parties agree to execute such further instruments and to take such further action as reasonably may be necessary to carry out the intent of this Agreement.

(k) Interpretation. The interpretations and constructions of any provision of and determinations on any question arising under the Plan, this Agreement or Notice of Grant shall be made by the Plan Administrator, and all such interpretations, constructions and determinations shall be final and conclusive as to all parties. This Agreement, and the Notice of Grant as issued pursuant to the Plan, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof. This Agreement may be executed in counterparts, all of which shall be deemed to be one and the same instrument, and it shall be sufficient for each party to have executed at least one, but not necessarily the same, counterpart. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement in any way.

(l) Assignment. This Agreement shall be binding upon the parties and their respective legal representatives, beneficiaries, successors and assigns.

(m) Notices. All notices or other communications that are required to be given or may be given to either party pursuant to the terms of this Agreement shall be in writing and shall be delivered personally or by registered or certified mail, postage prepaid, to the address of the parties as set forth following the signature of such party. Notice shall be deemed given on the date of delivery in the case of personal delivery or on the delivery or refusal date as specified on the return receipt in the case of registered or certified mail. Either party may change its address for such communications by giving notice thereof to the other party in conformity with this section.

(n) Governing Law and Venue. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without regard to conflicts of laws principles. Resolution of any disputes under this Agreement shall only be held in courts in Denver County, Colorado, and the parties expressly consent to personal jurisdiction in courts in Denver County, Colorado and waive any objections to such jurisdiction.

The Company by a duly authorized officer of the Company and Participant have executed this Agreement effective as of the date of grant.

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